EXHIBIT 14.1

Code of Ethics and Business Conduct

1.     PURPOSE

This Code of Ethics and Business Conduct (the “Code”) applies to all employees, directors and officers (each, an “Employee” and collectively, the “Employees”), of Icahn Enterprises L.P. (“IEP”), Icahn Enterprises G.P., Inc. (“IEGP”), its general partner, its subsidiary limited partnership, Icahn Enterprises Holdings L.P. (“IEH”) in which IEP owns a 99% limited partnership interest and through which IEP primarily conducts its business, and each of their majority-owned subsidiaries (collectively, the “Company”). All Employees are required to be familiar with the Code, comply with its provisions and report any suspected violations. Failure to follow the Code can result in discipline, up to and including termination. This Code does not apply to topics covered by other Company policies, and those other policies are the sole policies of the Company regarding those topics and all related matters.

The purpose of this Code is to:

(a)	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)
promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

(c)	promote compliance with applicable governmental laws, rules and regulations;

(d)	promote the protection of Company assets, including corporate opportunities and confidential information;

(e)	promote fair dealing practices;

(f)	deter wrongdoing; and

(g)	ensure accountability for adherence to the Code.

All Employees should conduct their affairs honestly and strive to observe the highest standards of personal, professional and business ethics. Although the Code discusses some of the frequent ethical problems you might face, we recognize that no guide can adequately cover all of the ethical dilemmas or substitute for sound personal values and good judgment. However, we hope you will use this guide when you need help unraveling ethical problems. If you have additional questions about ethical issues or problems, you should contact Keith Cozza or his designee (the “Compliance Officer”), an attorney in the Law Department, or the Company's confidential Ethics Hotline at 877-888-0002.

2.    CONFLICTS OF INTEREST

Employees must always act in the best interest of the Company when conducting Company business. A conflict of interests occurs when an individual's personal interest interferes with the interests of the Company as a whole. A conflict situation can arise when an Employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interests also arise when an Employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Such conflicts of interests can undermine our business judgment and our responsibility to the Company and threaten the Company's business and reputation. Potential and actual conflicts of interests should be discussed with the Compliance Officer or an attorney in the Law Department.

Conflicts of interests may also arise because IEP's Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) and the Amended and Restated Agreement of Limited Partnership of IEH (the “IEH Partnership Agreement”) permit IEP's and IEH's general partner and limited partners, and their affiliates, to have other business interests or engage in other business ventures that compete with the business of the Company. The Partnership Agreement and the IEH Partnership Agreement also permit IEP and IEH to enter into transactions with IEGP or its affiliates. Nothing in this Code is intended to supersede the provisions of the Partnership Agreement or the IEH Partnership Agreement relating to the management of the Company, including those governing conflicts of interests.

Employees, other than directors and executive officers, who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, an attorney in the Law Department. Directors and executive officers may only seek determinations and prior authorizations or approvals from the Audit Committee.

3.    LOANS

Providing loans to, or guarantees of obligations of, Employees or their family members will not be allowed without the prior written approval of the Audit Committee of the Board of Directors. The Company will not extend, maintain or arrange for any personal loan to or for any director or executive officer (or the equivalent thereof).

4.    COMPANY OPPORTUNITIES

Except as permitted under the Partnership Agreement and the IEH Partnership Agreement, Employees are restricted from taking for themselves personally opportunities that are discovered through the use of Company property, information or position, or using Company property, information or position for personal gain or competing with the Company.

5.    DISCLOSURE

The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

Each Employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each Employee must cooperate fully with the Company's Accounting Department, as well as the Company's independent public accountants and counsel.

Each Employee who is involved in the Company's disclosure process must:

(a)	be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

(b)
take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company with respect to matters within such Employee's areas of responsibility provide full, fair, accurate, timely and understandable disclosure of such matters.

6.    COMPLIANCE WITH LAWS, RULES & REGULATIONS

Employees are required to comply fully with all laws, rules and regulations affecting the Company's business and its conduct in business matters.

Although not all Employees are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to an attorney in the Law Department.

7.    COMPANY PROPERTY AND RECORDS

Each Employee has a responsibility to protect the Company's property and maximize its use for the benefit of the Company. Company property includes both tangible and intangible property. Theft, carelessness, misuse, and waste have a direct impact on our profitability and, ultimately, on all of our jobs. You may not use Company property or services for your own or someone else's personal benefit. Limited, common sense exceptions, such as an occasional call home on a Company phone, are of course permitted.

8.    CONFIDENTIAL, PROPRIETARY INFORMATION

One of the Company's most valuable assets is its information. Employees should maintain the confidentiality of information (whether or not it is considered proprietary) entrusted to them by the Company. Examples of confidential information include trade secrets, new product or marketing plans, customer lists, research and development ideas, manufacturing processes, or acquisition or divestiture prospects. It might also include information from our customers or others given to the Company pursuant to an agreement restricting its use or disclosure.

Employees should take steps to safeguard confidential information by keeping such information secure, limiting access to such information to those Employees who have a “need to know” in order to do their job, and avoiding discussion of confidential information in public areas, for example, in elevators, on planes, and on mobile phones.

Employees shall not use confidential information for personal advantage.

Confidential information may be disclosed to others only when disclosure is authorized by the Company or legally mandated. The obligation to preserve confidential information is ongoing, even after termination of employment.

9.    FAIR DEALING

No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices in violation of applicable law or contractual obligations.

10.    WAIVERS

Employees should understand that waivers or exceptions to this Code will be granted only under exceptional circumstances. A waiver of this Code for any executive officer or director may be made only by the Board of Directors of IEGP and must be disclosed in accordance with applicable law and exchange requirements.

11.    WHISTLEBLOWER POLICY: REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

Any Employee who is aware of any illegal or unethical behavior or who believes that an applicable law, rule or regulation or this Code has been violated, or who has a concern about the Company's accounting practices, internal controls or auditing matters, must promptly report the matter in accordance with this Whistleblower Policy. Employees should take care to report violations to a person who they believe is not involved in the matter giving rise to the violation. All reports of violations will be promptly investigated in accordance with this Whistleblower Policy and, if appropriate, remedied, and, if legally required, promptly reported to the proper governmental authority.

An Employee is expected to raise any concern with Employee's supervisor or manager. Alternatively, Employee may contact an attorney in the Law Department. Legal questions, and any questions relating to interpretation or application of the Code or policies, should be directed to an attorney in the Law Department. If an Employee is uncomfortable discussing a matter with his or her supervisor or an attorney in the Law Department, the Employee should call the Company Ethics Hotline at 877-888-0002.

Employees will be expected to cooperate in assuring that violations of the Code are promptly addressed. The Company has a policy of protecting the confidentiality of those making reports of possible misconduct to the maximum extent possible, consistent with the requirements necessary to conduct an effective investigation, and the law. In no event will there be any retaliation against someone for reporting an activity that he or she in good faith believes to be a violation of any law, rule, regulation, or this Code. Any supervisor or other Employee intimidating or imposing sanctions on an Employee for reporting a matter will be disciplined up to and including termination.

Employees should know that it is a crime to retaliate against a person, including with respect to their employment, for providing truthful information to a law enforcement officer relating to the possible commission of any federal offense. Employees who believe that they have been retaliated against by the Company, its Employees, contractors, subcontractors or agents, for providing information to or assisting in an investigation conducted by a federal agency, Congress or a person with supervisory authority over the Employee (or another Employee who has the authority to investigate or terminate misconduct) in connection with conduct that the Employee reasonably believes constitutes a violation of federal criminal fraud statutes or any rule or regulation of the Securities and Exchange Commission, may file a complaint with the Secretary of Labor, or in federal court if the Secretary does not take action in a timely manner.

12.    RESPONDING TO IMPROPER CONDUCT

If an Employee violates the Company's Code, he or she will be subject to disciplinary action. Supervisors and managers of a disciplined Employee may also be subject to disciplinary action for their failure to properly oversee an Employee's conduct, or for retaliation against an Employee who reports a violation(s).

The Company's response to misconduct will depend upon a number of factors including whether the improper behavior involved illegal conduct. Disciplinary action may include, but is not limited to, reprimands and warnings, probation, suspension, demotion, reassignment, reduction in salary or immediate termination. Employees should be aware that certain actions and omissions prohibited by the Code might be crimes that could lead to individual criminal prosecution and, upon conviction, to fines and imprisonment.